EXHIBIT 99.13

                                                                     May 4, 1987

                             SUBSCRIPTION AGREEMENT



         JOHN HANCOCK TAX-EXEMPT SERIES TRUST, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust") and consisting of three series portfolios, namely, John Hancock Tax-Exempt Series Trust -- California Portfolio ("California Portfolio"), John Hancock Tax-Exempt Series Trust -- Massachusetts Portfolio, ("Massachusetts Portfolio") and John Hancock Tax-Exempt Series Trust -- New York Portfolio ("New York Portfolio") (the "Funds"), and JOHN HANCOCK ADVISERS, INC., a Delaware corporation (the "Purchaser"), hereby agree with each other as follows:

         1. Proposed Registration of Shares of Beneficial Interest. The Trust and the Funds propose to issue and sell to the public shares of beneficial interest ("Shares") pursuant to a registration statement on Form N-1A (the "Registration Statement") to be filed with the Securities and Exchange Commission. In order to provide the Trust with a net worth of at least $100,000 as required by Section 14 of the Investment Company Act of 1940, as amended, and additional capitalization, the Trust hereby offers the Purchaser at private placement $30,000 Shares of the Trust representing 10,000 shares each of the California Portfolio, the Massachusetts Portfolio and the New York Portfolio at a price of $10.00 per share for purchase prior to the effective date of the Registration Statement.

         2. Purchase of Shares. The Purchaser agrees to purchase 30,000 Shares two days prior to the effective date of the Registration Statement (or such earlier date as the parties may agree upon). The Shares will be purchased at the purchase price of $10.00 per share. The Purchaser will make payment for the 30,000 Shares to be purchased by it by delivery of a certified or official bank check payable to the order of the Trust at least two business days prior to the date specified by the Trust as the proposed effective date of the Registration Statement in a written notice delivered to the Purchaser by the Trust no later than three business days prior to such proposed effective date.

         3. Purchase for Investment. The Purchaser represents and warrants to the Trust that the Shares are being acquired by it for investment and not with a view to the resale or further distribution thereof and that it has no present intention to redeem the Shares.

         4. Execution. This instrument is executed and made on behalf of the Trust and the Funds by an officer of the Trust and the Funds. The name John Hancock Tax-Exempt Series Trust is the designation of the Trustees under the Declaration of Trust, dated March 1987, as amended from time to time. The Declaration of Trust has been filed with the Secretary of State of the Commonwealth of Massachusetts. The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees, or agents of the Trust or the Funds, but the Trust's property only shall be bound.

         5. Assignment. The right of the Purchaser to purchase the Shares as set forth herein is not assignable without the consent of the Trust.

         6. Notices, etc. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been sufficiently given if mailed by first-class mail or telegraphed and addressed as follows:

         To the Trust:              101 Huntington Avenue
                                    Boston, Massachusetts 02199

         To the Funds:              101 Huntington Avenue
                                    Boston, Massachusetts 02199

         To the Purchaser:          101 Huntington Avenue
                                    Boston, Massachusetts 02199

or in any case to such other address as shall have been specified by notice from the addressee to the sender of such notice, request or other communication.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


                                            JOHN HANCOCK TAX-EXEMPT SERIES TRUST

                                            By: /s/R. B. Oliver
                                            -----------------------------------
                                            Chairman of the Board and President


                                           JOHN HANCOCK ADVISERS, INC.

                                           By: /s/R. B. Oliver
                                           ------------------------------------
                                           Vice Chairman of the Board,
                                           President and Chief Executive Officer